EXHIBIT 99.(A)(1)

EMERALD DAIRY INC.

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OFFER TO AMEND AND EXCHANGE

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THE OFFER EXPIRES AT
MIDNIGHT, EASTERN TIME, ON MAY 28, 2008
UNLESS WE EXTEND THE OFFER

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Emerald Dairy Inc. is referred to in this Offer to Amend and Exchange as “we,” “us” or the “Company” and eligible holders of outstanding warrants are referred to in this Offer to Amend and Exchange as “you.”

We are offering to you the opportunity to voluntarily amend any or all of your warrants. The amendment allows you to exercise your warrants for cash at a reduced exercise price for a limited period of time, and permits a holder to exercise warrants even if the exercise will cause the holder to acquire more than 9.9% of the outstanding shares of common stock of the Company. A cashless exercise of the warrants at the reduced price will not be permitted. This is a one-time offer and the amendments are only valid during the period this Offer to Amend and Exchange remains open. That means your right to exercise your warrants at the reduced exercise price for cash will terminate upon the expiration of this Offer to Amend and Exchange. The reduced price for which you may exercise your warrants, should you elect to accept this offer, will depend on the current exercise price applicable to your warrants. We currently have outstanding warrants with exercise prices ranging from $0.94 per share to $3.26 per share. The reduced exercise prices offered by this Offer to Amend and Exchange for those electing to exercise for cash will range from $0.75 per share to $2.61 per share.

If you properly tender your outstanding warrants on or prior to May 28, 2008 and deliver the amended exercise price, you will be issued shares of our common stock, par value $0.001 per share, (“Common Stock”) promptly following expiration of this Offer to Amend and Exchange.

We have provided to you along with this Offer to Amend and Exchange an election form that sets forth the text of the amendments we are offering to holders of our warrants and instructions for exercise and delivery of the applicable exercise price with respect to your warrants.

THE PROCEDURES FOR TENDERING YOUR WARRANTS FOR SHARES OF COMMON STOCK AT THE AMENDED EXERCISE PRICE IS SET FORTH IN QUESTIONS 1 THROUGH 16 OF THE SECTION ENTITLED “SUMMARY OF TERMS” AND IN THE SECTION ENTITLED “THE OFFER-PROCEDURES FOR TENDERING WARRANTS.”

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April 24, 2008

TABLE OF CONTENTS

SUMMARY OF TERMS	1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER	6
THE OFFER	16
1. Purpose of the Offer	16
2. Eligibility	17
3. Exchange of Warrants for Amended Warrants Exercisable Concurrently With Offer Period	17
4. Procedures for Tendering Warrants	18
5. Acceptance of Warrants and Issuance of Amended Warrants Exercisable Concurrently With Offer Period; Issuance of Shares	19
6. Extension of Offer; Termination; Amendment	20
7. Conditions of the Offer	20
8. Market for Our Common Stock	22
9. Source and Amount of Consideration; Description of Warrants	22
10. Information Concerning Emerald Dairy	24
11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock	25
12. Legal Matters; Regulatory Approval	26
13. Certain Material United States Federal Income Tax Consequences	26
14. Fees and Expenses	30
15. Additional Information	31
16. Forward-Looking Statements	31
17. Miscellaneous	31

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SUMMARY OF TERMS

THE FOLLOWING SUMMARY OF TERMS CONTAINS THE MATERIAL TERMS OF THE OFFER. WE URGE YOU TO READ IT CAREFULLY. WE ALSO URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO AMEND AND EXCHANGE BECAUSE IT CONTAINS ADDITIONAL IMPORTANT INFORMATION NOT CONTAINED IN THIS SUMMARY OF TERMS.

IN ADDITION, WE URGE YOU TO REVIEW THE INFORMATION IN OUR CURRENT REPORT ON ON FORM 10-KSB FILED ON APRIL 15, 2008, AS THESE DOCUMENTS CONTAIN IMPORTANT FINANCIAL INFORMATION AND OTHER RELEVANT INFORMATION ABOUT US. ALL OF THESE DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE FROM US OR FROM THE SECURITIES AND EXCHANGE COMMISSION. PLEASE SEE SECTION 15 IN THIS OFFER TO AMEND AND EXCHANGE FOR ADDITIONAL INFORMATION ON WHERE AND HOW THESE DOCUMENTS CAN BE OBTAINED.

NEITHER WE NOR OUR BOARD OF DIRECTORS ARE MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR WARRANTS OR NOT. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR WARRANTS.

WE ARE NOT MAKING THE OFFER TO, NOR WILL WE ACCEPT ANY TENDER OF WARRANTS FROM OR ON BEHALF OF HOLDERS OF WARRANTS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF WARRANTS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO HOLDERS OF WARRANTS IN ANY SUCH JURISDICTION.

1.	WHAT IS THE OFFER?

We are offering the warrant holders the right to exchange their warrants for warrants to be exercised at a reduced exercise price. We are offering to holders of all of our currently outstanding classes of warrants the opportunity to voluntarily amend any or all of their warrants. These warrants, which have exercise prices ranging from $0.94 to $3.26 per share, respectively, were issued in a number of series over the last year. The applicable cash exercise price which a holder will be required to pay if electing to accept this offer to amend will depend on the current exercise price applicable to the warrant. The warrants will not be eligible for cashless exercise at the reduced exercise price. The exercise price must be paid in cash in order to exercise at the reduced exercise price.

The table below indicates, by class of warrant (which is determined by current exercise price), the reduced exercise prices at which holders of our warrants may exercise these warrants during the term of this Offer to Amend and Exchange.

Class of Warrant (determined by Exercise Price)	Reduced Exercise Price for one share of common stock (Cash Exercise)

$0.94	$0.75
$1.50	$1.20
$2.04	$1.63
$3.26	$2.61

Warrants tendered in connection with this offer will not be subject to the limitation contained in the existing warrants which provides that the warrants may not be exercised if the exercise would cause the holder and its affiliates to hold an aggregate of more than 9.9% of the outstanding shares of common stock of the Company.

If you properly tender your outstanding warrants on or prior to May 28, 2008 and deliver the amended exercise price described above, you will be issued shares of our common stock promptly following expiration of this Offer to Amend and Exchange.

NO FRACTIONAL SHARES WILL BE ISSUED IN THE OFFER. IF YOU ELECT TO EXERCISE WARRANTS AND YOUR EXERCISE WOULD RESULT IN A FRACTIONAL SHARE OF COMMON STOCK TO BE ISSUED, WE WILL REFUND THE PORTION OF THE EXERCISE PRICE ATTRIBUTABLE TO SUCH FRACTIONAL SHARE.

2.	WHY ARE WE MAKING THE OFFER?

The purpose of this Offer to Amend and Exchange is to encourage the exercise of the outstanding warrants in order to raise additional capital. We intend to apply the proceeds toward the cost of constructing a new production facility, which we believe will enable us to produce an additional 9,000 tons of milk powder in fiscal 2009, however, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes. In addition, by reducing the number of outstanding warrants, we can provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding.

3.	IS THE OFFER CONDITIONED ON THE OCCURRENCE OR NON-OCCURRENCE OF ANY EVENTS?

The offer is not conditioned on a minimum number of warrants being tendered. However, the offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. Once the offer has expired, the conditions will no longer apply. The events include, among other things:

•	a lawsuit challenging the offer; or

•	a third-party tender offer for our common stock or other acquisition proposal.

4.	ARE YOU OBLIGATED TO PARTICIPATE IN THE OFFER? IF YOU CHOOSE NOT TO PARTICIPATE, DO YOU HAVE TO DO ANYTHING?

No. You do not have to participate in the offer, and there will be no repercussions if you choose not to participate in the offer. Again, it is entirely up to you, and we cannot advise you of what action you should take.

If you decide not to participate in the offer, you do not need to do anything, and your warrants will remain outstanding on their current terms until they expire or are exercised on their current terms.

5.	WHAT DO WE AND OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS THINK OF THE OFFER?

Neither we, our management, nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the offer. You must make your own decision whether to participate in the offer and tender your warrants.

6.	WHAT ARE THE KEY DATES OF THE OFFER?

Date	Event
April 24, 2008	Commencement of the offer
May 28, 2008 (at midnight, Eastern Time)	Expiration of the offer (unless extended by us)
Promptly after the expiration of the offer	Issuance of common stock pursuant to validly tendered warrants together with payment of the amended exercise price applicable to tendered warrants

Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If we extend the offer, we will continue to accept properly completed Election Forms and Withdrawal Forms until the new expiration date. We may also cancel the offer upon certain events.

7.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

All of our holders of currently outstanding warrant classes are eligible to participate in the offer. Those who have previously exercised their warrants are not eligible to participate in the offer.

8.	WHAT ARE THE KEY DIFFERENCES BETWEEN YOUR WARRANTS CURRENTLY AND THE AMENDMENTS BEING OFFERED?

The only differences between your current warrants and the amendments being offered relate to the applicable exercise price and your ability to exercise the warrants even if after the exercise you and your affiliates own more than 9.9% of the Company and you must exercise the warrants with cash. No cashless exercise will be permitted.

9.	WHAT WILL HAPPEN AT THE EXPIRATION OF THE OFFER?

As of the expiration of the offer, the warrants you validly tendered (provided you also deliver the required exercise price) will be amended and considered exercised at the reduced exercise price. Promptly following expiration of our offer, you will receive certificates representing the shares of common stock for which your warrants were exercised.

10.	IF YOU CHOOSE TO TENDER YOUR WARRANTS, DO YOU HAVE TO TENDER ALL OF YOUR WARRANTS OR CAN YOU JUST TENDER SOME OF THEM?

You are not required to tender all of your warrants. If you tender less than all of your warrants, the remaining warrants not tendered will remain outstanding until they expire by their current terms or are exercised.

11.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

The offer is scheduled to expire at midnight, Eastern Time, on May 28, 2008. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

12.	WILL THE SHARES OF STOCK UNDERLYING THE AMENDED WARRANTS BE ELIGIBLE FOR RESALE WITHOUT RESTRICTION?

No. Your warrants were sold to you in a private placement and a registration for the resale of the shares of Common Stock underlying the warrants is not effective. However, we have filed a registration statement for the shares of common stock underlying your warrants. If and when that registration statement becomes effective, the Common Stock you acquire upon exercise of your warrants will be eligible for resale in accordance with the registration statement. If the registration statement does not become effective, you will only be able to sell your shares if an exemption from registration, such as Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, is available.

13.	WHAT ARE THE TAX CONSEQUENCES OF YOU TENDERING YOUR WARRANTS PURSUANT TO THE OFFER?

As discussed under the heading “Certain Material United States Federal Income Tax Consequences,” you should not be required to recognize income for U.S. federal income tax purposes on the amendment of your warrants.

YOU SHOULD CONSULT WITH YOUR OWN PERSONAL ADVISORS AS TO THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE OFFER. TAX CONSEQUENCES MAY VARY DEPENDING ON YOUR INDIVIDUAL CIRCUMSTANCES.

14.	WHAT SHOULD YOU DO TO TENDER YOUR WARRANTS?

If you decide to tender your warrants, you must properly deliver to Computershare, Inc., by midnight, Eastern Time, on _______ __, 2008 (or such later date and time as we may extend the expiration of the offer):

•	a properly completed and executed Election Form (which contains the text of the amendments we are offering in this Offer to Amend and Exchange);

•	your warrants; and

•	a check representing good funds payable to “Computershare, Inc.” in an amount equal to the number of warrants being exercised multiplied by the applicable cash exercise price.

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any or all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that promptly after the expiration of the offer, we will issue certificates representing the shares of common stock for which your warrants are tendered pursuant to the offer. Please note that delivery of your Election Form by facsimile will not be accepted.

15.	CAN YOU WITHDRAW YOUR PREVIOUSLY TENDERED WARRANTS?

Yes. To withdraw your tendered warrants, you must properly complete, sign and date the Withdrawal Form included with this Offer to Amend and Exchange and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than midnight, Eastern Time, on May 28, 2008, the expiration of the offer (or such later date and time if we extend the offer). Withdrawal Forms should be sent to us at: Computershare, Inc., 350 Indiana Street; Suite 800 Golden, Co. 80401. Please note that delivery of your Withdrawal Form by facsimile will not be accepted.

Once you have withdrawn your tendered warrants, you may retender your warrants only by again following the delivery procedures described in this Offer to Amend and Exchange before the expiration of the offer.

16.	WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

Any questions concerning this Offer to Amend and Exchange or any other document accompanying or referred to in this Offer to Amend and Exchange, or to request additional copies of any such documents may be directed to John Harmann at 303-262-0775 or 800-962-4284 ext 5732 or by e-mail to: John.Harmann@computershare.com. We cannot and will not provide you any advice regarding your decision whether to tender your warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This memorandum, together with other statements and information we publicly disseminate, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and include this statement for purposes of complying with these safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and which could materially affect actual results, performances or achievements.

Factors that may cause actual results to differ materially from current expectations include, but are not limited to the “Risk Factors” discussed in memorandum. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change our expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement is based.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all other information contained in this Offer to Amend and Exchange before deciding to amended and exchange your warrants. If any of the following risks actually occur, our business, financial condition or operating results may be harmed. In that case, the trading price of our common stock may decline, and you may lose part or all of your investment.

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the following important risks and uncertainties before buying shares of our common stock in this offering. If any of the damages threatened by any of the following risk factors actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.

RISKS RELATED TO THE OUR BUSINESS

Our products may not achieve or maintain market acceptance.

We market our product in China. Dairy product consumption in China has historically been lower than in many other countries in the world. It is also believed that many Chinese are lactose intolerant. Growing interest in milk products in China is a relatively recent phenomenon which makes the market for our products less predictable. Consumers may lose interest in the products. As a result, achieving and maintaining market acceptance for our products will require substantial marketing efforts and the expenditure of significant funds to encourage dairy consumption in general, and the purchase of our products in particular. There is substantial risk that the market may not accept or be receptive to our products. Market acceptance of our current and proposed products will depend, in large part, upon our ability to inform potential customers that the distinctive characteristics of our products make them superior to competitive products and justify their pricing. Our current and proposed products may not be accepted by consumers or able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance would limit our revenues and profitability.

In addition, we market our product, in part, as a healthy and good source of nutrition, however, periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow’s milk in the human diet. An unfavorable study or medical finding could erode the popularity of milk in the Chinese diet and negatively effect the marketing of our product causing sales, and cause our revenues, to decline.

As we increase the scale of our operations, we may be unable to maintain the level of quality we currently attain by producing our products in small batches. If quality of our product declines, sales may decline.

Our products are manufactured in small batches. If we are able to increase our sales, we will be required to increase our production. Increased production levels may force us to modify our current manufacturing methods in order to meet demand. We may be unable to maintain the quality of our dairy products at increased levels of production. If quality declines, consumers may not wish to purchase our products and a decline in the quality of our products could damage our reputation, business, operations and finances.

We depend on supplies of raw milk and other raw materials, a shortage of which could result in reduced production and sales revenues and/or increased production costs.

Raw milk is the primary raw material we use to produce our products. As we pursue our growth strategy, we expect raw milk demands to continue to grow. Because we own only a small number of dairy cows, we source raw milk primarily from milk collection centers. The milk collection centers depend on dairy farms and dairy farmers in the vicinity to bring their dairy cows to the milk collection centers for milking on a daily basis. In some instances, we have also entered into output contracts with individual dairy farmers and dairy farms to supplement our raw milk supplies. We expect that we will need to continue to increase the number of milk collection centers from which we source raw milk. If we are not able to renew our contracts with suppliers or find new suppliers to provide raw milk we will not be able to meet our production goals and our sales revenues will fall. If we are forced to expand our sources for raw milk, it may be more and more difficult for us to maintain our quality control over the handling of the product in our supply and manufacturing chain. A decrease in the quality of our raw materials would cause a decrease in the quality of our product and could damage our reputation and cause sales to decrease.

Raw milk production is, in turn, influenced by a number of factors that are beyond our control including, but not limited to, the following:

• seasonal factors: dairy cows generally produce more milk in temperate weather than in cold or hot weather and extended unseasonably cold or hot weather could lead to lower than expected production;

• environmental factors: the volume and quality of milk produced by dairy cows is closely linked to the quality of the nourishment provided by the environment around them, if environmental factors cause the quality of nourishment to decline, milk production could decline and we may have difficulty finding sufficient raw milk; and

 • governmental agricultural and environmental policy: declines in government grants, subsidies, provision of land, technical assistance and other changes in agricultural and environmental policies may have a negative effect on the viability of individual dairy farms, and the numbers of dairy cows and quantities of milk they are able to produce.

We also source large volumes of soybeans, rice and other raw materials from suppliers. Interruption of or a shortage in the supply of raw milk or any of our other raw materials could result in our being unable to operate our production facilities at full capacity or, if the shortage is severe, at any production level at all, thereby leading to reduced production output and sales and reduced revenues.

Even if we are able to source sufficient quantities of raw milk and our other raw materials to meet our needs, downturns in the supply of such raw materials caused by one or more of these factors could lead to increased raw material costs which we may not be able to pass on to the consumers of our products, causing our profit margins to decrease.

Volatility of raw milk costs make our operating results difficult to predict, and a steep cost increase could cause our profits to diminish significantly.

The policy of China since the mid-1990s has focused on moving the industry in a more market-oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China’s dairy policy could increase the risk of price volatility in the dairy industry, making our net income difficult to predict. Also, if prices are allowed to escalate sharply, our costs will rise and we may not be able to pass them on to consumers of our products, which will lead to a decrease in our profits.

The milk business is highly competitive and, therefore, we face substantial competition in connection with the marketing and sale of our products.

We face competition from non-premium milk producers distributing milk in our marketing area and other milk producers packaging their milk in glass bottles, and other special packaging, which serve portions of our marketing area. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace. Our largest competitors are state-owned dairies owned by the government of China. Large foreign milk companies have also entered the milk industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to our advertising claims. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

The loss of any of our key executives could cause an interruption of our business and an increase in our expenses if we are forced to recruit a replacement; We have no key-man life insurance covering these executives.

We are highly dependent on the services of Yang Yong Shan, our President and Chief Executive Officer, and the loss of his services would have a material adverse impact on our operations. He has been primarily responsible for our development and the marketing of our products. We have not applied for key-man life insurance on his life and have no current plans to do so.

We face the potential risk of product liability associated with food products and we do not carry product liability insurance.

We sell products for human consumption, which involves risks such as product contamination or spoilage, product tampering and other adulteration of our products. We may be subject to liability if the consumption of any of our products causes injury, illness or death. In addition, we may recall products in the event of contamination or damage. A significant product liability judgment or a widespread product recall may negatively impact our profitability for a period of time depending on product availability, competitive reaction and consumer attitudes. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. We would also have to incur defense costs, including attorneys’ fees, even if a claim is unsuccessful. We does not have product liability insurance. Any product liabilities claims could have a material adverse effect on its business, operating results and financial condition.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms which have been adopted by the Chinese government could change at any time. Because many reforms are unprecedented or experimental, they are expected to be refined and adjusted. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations This could damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; or

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries. It is possible that the Chinese government may abandon its reforms all together and return to a more nationalized economy. Negative impact upon economic reform policies or nationalization could result in a total investment loss in our common stock.

Changes in the interpretations of existing laws and the enactment of new laws may negatively impact our business and results of operation.

There are substantial uncertainties regarding the application of Chinese laws, especially with respect to existing and future foreign investments in China. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. Laws and regulations effecting foreign invested enterprises in China have only recently been enacted and are evolving rapidly, and their interpretation and enforcement involve uncertainties. Changes in existing laws or new interpretations of such laws may have a significant impact on our methods and costs of doing business. For example, new legislative proposals for product pricing, approval criteria and manufacturing requirements may be proposed and adopted. Such new legislation or regulatory requirements may have a material adverse effect on our financial condition, results of operations or cash flows. In addition, we will be subject to varying degrees of regulation and licensing by governmental agencies in The Peoples Republic of China. Future regulatory, judicial and legislative changes could have a material adverse effect on our Chinese operating subsidiaries. Regulators or third parties may raise material issues with regard to our Chinese subsidiaries or our compliance or non-compliance with applicable laws or regulations or changes in applicable laws or regulations may have a material adverse effect on our operations. Because of the evolving nature in the law, it will be difficult for us to manage and plan for changes that may arise.

It will be difficult for any shareholder of our company to commence a legal action against our executives. Enforcing judgments won against them or the Company will be difficult.

Most of our officers and directors reside outside of the United States. As a result, it will be difficult, if not impossible, to acquire jurisdiction over those persons in a lawsuit against any of them, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Because the majority of our assets are located in the PRC it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, we have been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

On October 9, 2007 American International Dairy Holding Co., Inc. (“AIDH”), a Nevada corporation and parent company of the Chinese corporations through which our company does all of its business, became a subsidiary through a merger with our subsidiary (the “Merger”).

Based on our understanding of current PRC Laws, we believe that the New M&A Rule does not require us or our Chinese shareholders or our entities in China to obtain the CSRC approval in connection with the Merger because AIDH completed the approval procedures of the acquisition of a majority equity interest in its PRC subsidiary before September 8, 2006 when the New M&A Rule became effective.

There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including the New M&A Rule. PRC government authorities may take a view contrary to our understanding that we do not need the CSRC approval, and PRC government authorities may impose additional approvals and requirements.

Further, if the PRC government finds that we or our Chinese shareholders did not obtain the CSRC approval, which should have been obtained before executing the Merger Agreement, we could be subject to severe penalties. The New M&A Rule does not specify penalty terms, so we are not able to predict what penalties we may face, but they could be materially adverse to our business and operations.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as 2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, which could harm the market for our products and adversely effect our operations and business.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in western-style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. If we are not able to maintain adequate controls our financial statements may not properly represent our financial condition, results of operation or cash flows. Weakness in our controls could also delay disclosure of information to the public which is material to an investment decision with respect to our stock.

Fluctuations in the exchange rate between the Chinese currency and the United States dollar could adversely affect our operating results.

The functional currency of our operations in China is "Renminbi," or RMB. However, results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. We currently do not use hedging techniques, and even if in the future we do, we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could cause our profits to decline, which, in turn, may cause our stock prices, to decline.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is currently not a freely convertible currency, and the restrictions on currency exchange may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC, or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005.

According to Notice 75:

•
prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•
an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•
an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether PRC residents shall go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

Penalties for non-compliance which may be issued by SAFE can impact the PRC resident investors as well as the onshore subsidiary. However, certain matters related to implementation of Circular No. 75 remain unclear or untested. As a result, we may be impacted by potential penalties which may be issued by SAFE. For instance, remedial action for violation of the SAFE requirements may be to restrict the ability of our Chinese subsidiaries to repatriate and distribute its profits to us in the United States. The results of non-compliance are uncertain, and penalties and other remedial measures may have a material adverse impact upon our financial condition and results of operations

Extensive regulation of the food processing and distribution industry in China could increase our expenses resulting in reduced profits.

We are subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products. Applicable laws and regulations governing our products may include nutritional labeling and serving size requirements. Our processing facilities and products are subject to periodic inspection by national, county and local authorities. To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

Limited and uncertain trademark protection in China makes the ownership and use of our trademarks uncertain.

We have obtained trademark registrations for the use of our tradenames “Xing An Ling” and “Yi Bai”, which have been registered with the Trademark Bureau of the State Administration for Industry and Commerce with respect to our milk products. We believe our trademarks are important to the establishment of consumer recognition of our products. However, due to uncertainties in Chinese trademark law, the protection afforded by our trademarks may be less than we currently expect and may, in fact, be insufficient. Moreover even if it is sufficient, in the event it is challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful. Moreover, any events or conditions that negatively impact our trademarks could have a material adverse effect on our business, operations and finances.

RISKS RELATING TO THE MARKET FOR OUR COMMON STOCK

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a “reverse merger”. Because of our merger, we could be exposed to undisclosed liabilities resulting from the operations of our company prior to the merger and we could incur losses, damages or other costs as a result. In addition, Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. Brokerage firms may not want to conduct any secondary offerings on our behalf in the future.

The securities being issued in connection with the exercise of the warrants are restricted securities and may not be transferred in the absence of registration or the availability of a resale exemption.

The Common Stock which will be issued upon exercise of the warrants will be restricted stock. A holder will not be permitted to sell the Common Stock until a registration statement for the resale of the shares underlying the warrant becomes effective, or if an exemption from registration, such as Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, is available. Rule 144 contains restrictions on such resale, including requirements of holding periods and the requirement that information about the Company be publicly available.

There is currently no liquid trading market for our Common Stock and one may never develop or be sustained and stockholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than the company’s value.

There is currently no liquid trading market for our Common Stock and one may never develop. As a result, the price if traded may not reflect the value of our company. Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of our business. Because the price for our stock is low, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of common stock like ours as collateral for any loans. Even if a more active market should develop, the price may be highly volatile. Our Common Stock is currently approved for quotation on the OTC Bulletin Board. We do not satisfy the initial listing standards of either the American Stock Exchange, the New York Stock Exchange or the Nasdaq Capital Market. If we never are able to satisfy any of those listing standards our Common Stock will never be listed on an exchange. As a result, the trading price of our stock may be lower than if we were listed on an exchange. Our stock may be subject to increased volatility. When a stock is thinly traded, a trade of a large block of shares can lead to a dramatic fluctuation in the share price.

Our stock price may be volatile in response to market and other factors.

The market price for our stock after the Merger may become volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	the increased concentration of the ownership of our shares by a limited number of affiliated stockholders following the Merger may limit interest in our securities;

•	variations in quarterly operating results from the expectations of securities analysts or investors;

•	revisions in securities analysts’ estimates or reductions in security analysts’ coverage;

•	announcements of technological innovations or new products or services by us or our competitors;

•	reductions in the market share of our products;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	general technological, market or economic trends;

•	volatility in our results of operations;

•	investor perception of our industry or prospects;

•	insider selling or buying;

•	investors entering into short sale contracts;

•	regulatory developments affecting our industry; and

•	additions or departures of key personnel.

“Penny Stock” rules may make buying or selling our Common Stock difficult.

Trading in our Common Stock is subject to the “penny stock” rules. The Securities and Exchange Commission, or SEC, has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our Common Stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market price and liquidity of our Common Stock.

We have a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring certain corporate actions and may lead to a sudden change in our stock price.

Our Common Stock ownership is highly concentrated. One shareholder, Yang Yong Shan, beneficially owns 13,883,329 shares, or 47.4% of our total outstanding Common Stock. He is also our President, Chief Executive Officer and Chairman of the Board. His interests may differ significantly from your interests. As a result of the concentrated ownership of our stock, a relatively small number of stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. In addition, because our stock is so thinly traded, the sale by any of our large stockholders of a significant portion of that stockholder’s holdings could cause a sharp decline in the market price of our Common Stock.

We have the right to issue up to 10,000,000 shares of "blank check" preferred stock, which may adversely affect the voting power of the holders of other of our securities and may deter hostile takeovers or delay changes in management control.

Our certificate of incorporation provides that we may issue up to 10,000,000 shares of preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of shares of preferred stock could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control. Such an issuance would dilute existing stockholders, and the securities issued could have rights, preferences and designations superior to our common stock.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our Common Stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

We have agreements with one of our certain of our stockholders that require us to repurchase their stock upon the happening of certain events. We may be required to expend a significant amount of money to do so at a time that is not within our control.

We are a party to Put/Call Agreements with two (2) of our shareholders (the “Put/Call Shareholders”). The Agreement. The Put/Call Agreements grant us the right to repurchase 1,944,444 shares of Common Stock if the shares are eligible for resale under an effective registration statement or under Rule 144(k) under the Securities Act (the “Call Option”). It also grants the Put/Call Shareholders the right to cause the Company to repurchase those shares at $1.63 per share if:

•	we fail to exercise the Call Option within ten (10) days of the conditions to call have been met; or

•	we consummate a private offering of not less than $5,000,000 of its securities; or

•	we fail to consummate a qualified offering on or before October 9, 2009; or

•	the Company fails to consummate a qualified offering within two (2) years

If the Put/Call Shareholders exercise their right, we will be required to purchase the stock for an aggregate of $3,169,444. We may be forced to purchase the stock at a time when we do not have sufficient cash flow to do so. If this occurs, we may be forced to borrow money and incur the related interest and transactional costs, or raise capital through the sale of our securities. If we are not able to do so, we will be in default of the Put/Call Agreement and could be subject to liability for the breach. Even if we are able to pay the purchase price, it will divert funds from other company purposes.

THE OFFER

1.	Purpose of the Offer

We are offering to holders of all of our currently outstanding classes of warrants the opportunity to voluntarily amend any or all of their warrants.

The purpose of this Offer to Amend and Exchange is to encourage the exercise of the outstanding warrants in order to raise additional capital. If all of our holders exercise their warrants, the Company will raise $16,929,805. We intend to apply the proceeds toward the cost of constructing a new production facility, which we believe will enable us to produce an additional 9,000 tons of milk powder in fiscal 2009, however, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes. We hope to complete the construction and to start production in the first quarter of fiscal 2009. In addition, by reducing the number of outstanding warrants, we can provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding.

We believe, that the cost of completing this Offer to Amend and Exchange will be lower than the cost of conducting a private placement or public offering of our securities. In addition, we can raise the funds to be received upon exercise of warrants by any one electing to accept this Offer to Amend and Exchange without diluting our existing shareholders percentage of ownership in the Company, as calculated on a fully diluted basis. In addition, by reducing the number of outstanding warrants, we can provide greater certainty to investors and potential investors regarding the number of shares of common stock which are, and may become, outstanding.

This is a unique, one-time offer, and you should take this into account in deciding whether to participate and tender your outstanding warrants pursuant to the offer.

Neither we, our management, nor our Board of Directors makes any recommendation as to whether you should tender your warrants or not. You must make your own decision whether to participate in the offer and tender your warrants for amendment. Please see “Certain Risks of Participating in the Offer” in this Offer to Amend and Exchange for additional information.

The warrants, which have exercise prices ranging from $0.94 to $3.26 per share, respectively, were issued in a number of transactions as follows:

On October 9, 2007 (the “Closing Date”), we entered into a Securities Purchase Agreement with an accredited investor, pursuant to which we sold 1,333,333 units of securities of the Company, consisting of: (i) 1,333,333 shares of Common Stock, (ii) three-year warrants to purchase 266,667 additional shares of Common Stock, at an exercise price of $0.94 per share, and (iii) two-year warrants to purchase 1,333,333 additional shares of Common Stock, at an exercise price of $1.50 per share, for an aggregate purchase price of $1,000,000 (the “First Offering”).

In addition, on the Closing Date, we entered into a Securities Purchase Agreement with certain additional accredited investors, for the purchase and sale, in one or more closings to occur on or prior to October 31, 2007, of units of securities of the Company aggregating a minimum of $3,000,000 and a maximum of $8,000,000 (the “Units”), each Unit to consist of: (i) one (1) share of Common Stock; (ii) a warrant to purchase that number of shares of Common Stock equal to twenty (20%) percent of the principal dollar amount of the Units purchased, divided by the Unit Purchase Price (rounded to the nearest whole share); and (iii) a warrant to purchase that number of shares of Common Stock equal to one hundred (100%) percent of the principal dollar amount of the Units purchased, divided by the Unit Purchase Price (rounded to the nearest whole share), for a purchase price of $1.63 per Unit.

As of the Closing Date, we sold an aggregate of 2,061,227 Units, consisting of (i) 2,061,227 shares of Common Stock, (ii) three-year warrants to purchase 412,245 additional shares of Common Stock, at an exercise price of $2.04 per share, and (iii) two-year warrants to purchase 2,061,227 additional shares of Common Stock, at an exercise price of $3.26 per share, for an aggregate purchase price of $3,359,800.

On October 19, 2007, we entered into Purchase Agreements with certain additional accredited investors, pursuant to which we sold 2,846,746 Units, consisting of (i) 2,846,746 shares of Common Stock, (ii) 569,346 additional Class A Warrants, and (iii) 2,846,746 additional Class B Warrants, for an aggregate purchase price of $4,640,200.

As of September 24, 2007, we entered into a Placement Agent Agreement with Legend Merchant Group, Inc. (“Legend”), pursuant to which, in connection with the Second Offering, (i) Legend was paid a fee of $384,000, and (ii) Legend and its designees were granted three-year warrants to purchase an aggregate of 235,583 shares of Common Stock at an exercise price of $2.04 per share.

As of September 27, 2007 and October 9, 2007, we entered into a Placement Agent Agreement and Finder’s Fee Agreement, respectively, with WestPark Capital, Inc. (“WestPark”), pursuant to which, in connection with the Second Offering, (i) WestPark was paid a fee of $124,452.10, in the aggregate, and (ii) WestPark and its designees were granted three-year warrants to purchase an aggregate of 88,344 shares of Common Stock at an exercise price of $2.04 per share.

As of October 9, 2007, we entered into an oral agreement with John Winfield, pursuant to which (i) Mr. Winfield was paid a finder’s fee of $192,000, and (ii) Mr. Winfield was granted three-year warrants to purchase (A) 106,667 shares of Common Stock at an exercise price of $0.94 per share, and (B) 68,712 shares of Common Stock at an exercise price of $2.04 per share.

2.	Eligibility

We are making the offer to holders of all of our currently outstanding classes of warrants. As of _______ __, 2008, we had outstanding warrants to acquire an aggregate of 7,988,870 shares of our common stock, all of which are eligible to participate in this Offer to Amend and Exchange.

The offer is only being made for outstanding, unexercised warrants and does not in any way apply to shares previously purchased, whether upon the exercise of warrants or otherwise, nor does it apply to any of our options. If you have previously exercised a warrant, that warrant is no longer outstanding and is therefore not subject to the offer. If you have exercised a warrant in part, the remaining unexercised portion of that warrant is outstanding and may be tendered for amendment and immediate exercise. Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the offer will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

3.	Exchange of Warrants for Amended Warrants Exercisable Concurrently With Offer Period

If you properly tender your outstanding warrants, at the expiration of the offer your warrants will be amended and deemed exercised concurrently with the expiration of the offer. We will issue certificates representing the shares of common stock purchased upon exercise of the amended warrants promptly following expiration of the offer.

You are not required to tender all of your warrants. If you tender less than all of your warrants, however, the remaining warrants not tendered will remain outstanding on their current terms until they expire or are exercised on their current terms. If you deliver a warrant certificate but do not tender for amendment and exercise all of the warrants evidenced by that instrument, we will reissue you a warrant certificate for the balance of the warrants not tendered promptly following expiration of the offer. The reissued warrant certificate for the remaining warrants will reflect the original warrant terms and will not provide for the reduced exercise price or additional methods of exercise to the extent not in your original warrant certificate.

4.	Procedures for Tendering Warrants

You do not have to participate in the offer, and there are no repercussions if you choose not to participate in the offer. If you decide not to participate in the offer, you do not need to do anything and your warrants will remain outstanding until they expire by their terms or are exercised.

Proper Tender of Warrants

To participate in the offer, you must properly complete, sign and date the Election Form (which contains the text of our warrant amendments) included with this Offer to Amend and Exchange and mail or otherwise deliver to us the Election Form and your warrants so that we receive them no later than midnight, Eastern Time, on May 28, 2008, the expiration of the offer (or such later date and time if we extend the offer), at: Computershare, Inc., 350 Indiana Street; Suite 800 Golden, Co. 80401.

You must also include a check representing good funds payable to “Computershare, Inc.” in an amount equal to the number of warrants exercised multiplied by the applicable cash exercise price. These cash funds will be held in a segregated account until expiration of our offer. Following expiration of this Offer to Amend and Exchange (and a holder’s right to withdraw any previously tendered warrants), the cash funds will be available for our immediate use. Please note that delivery of the Election Form by facsimile will not be accepted.

The Election Form must be executed by the record holder of the tendered warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

If you do not submit an Election Form for your warrants prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the offer. If you fail to include the payment required to exercise your warrants (either by specifying your intention to deliver the specified number of warrants to pay the exercise price or by including a check in the amount of the required cash payment), you will be considered to have rejected the offer.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT YOUR OWN RISK. If you wish to deliver your Election Form or your warrants by regular mail, we urge you to mail sufficiently in advance of the expiration date to ensure we receive them prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

Withdrawal Rights

You may change your election and withdraw from the offer your tendered Election Form and warrants only if you properly complete, sign and date the Withdrawal Form included with this Offer to Amend and Exchange and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than midnight, Eastern Time, on May 28, 2008, the expiration of the offer (or such later date and time if we extend the offer), at Computershare, Inc., 350 Indiana Street; Suite 800 Golden, Co. 80401. You may also withdraw your tendered Election Form and warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the offer. Delivery of the Withdrawal Form by facsimile will not be accepted.

The Withdrawal Form must be executed by the record holder of the warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM IS AT YOUR OWN RISK. If you wish to deliver your Withdrawal Form by regular mail, we urge you to mail the form sufficiently in advance of the expiration date to ensure we receive it prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

Once you have withdrawn your tendered Election Form and warrants, you may retender before the expiration of the offer only by again following the delivery procedures described in this Offer to Amend and Exchange.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of warrants or withdrawal of tendered warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered warrants which are not validly withdrawn. We may waive, as to all eligible warrant holders, any defect or irregularity in any tender with respect to any particular warrant. Any waiver granted as to one warrant holder will be afforded to all holders of that class of warrants. We may also waive any of the conditions of the offer, so long as such waiver is made with respect to all warrant holders. No tender of warrants or withdrawal of tendered warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

5.	Acceptance of Warrants and Issuance of Amended Warrants Exercisable Concurrently With Offer Period; Issuance of Shares

The offer is scheduled to expire at midnight, Eastern Time, on May 28, 2008. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will announce the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

Upon the terms and subject to the conditions of the offer, we expect, upon and as of the expiration of the offer, to:

•	accept for amendment warrants properly tendered and not validly withdrawn;

•
treat all warrants tendered as amended to include the text of amendment set forth in the Election Notice so that they are exercisable at the reduced exercise price stated therein concurrently with the offer period; and

•	issue certificates for shares of our common stock purchased upon exercise in accordance with such amended warrants.

Promptly after the expiration of the offer, we will issue or cause to be issued to you the shares of common stock you were entitled to purchase upon exercise of the amended warrants received under the offer. If we withdraw the offer or if, at the expiration date, we do not accept the tender of your warrants for any valid reason described in this Offer to Amend and Exchange, we will promptly return to you your tendered warrants. If you tender for amendment and exchange less than the number of warrants reflected on the warrants delivered according to the procedures described in this Offer to Amend and Exchange, we will promptly issue or cause to be issued to you a new warrant certificate representing the remaining warrants not tendered by you and containing the terms of your original warrant.

If you elect to tender your outstanding warrants and you do so according to the procedures described in this Offer to Amend and Exchange, you will have accepted the offer. Our acceptance of your outstanding warrants for tender will form a binding agreement between you and us upon the terms and subject to the conditions of the offer upon the expiration of the offer.

If you elect not to participate in the offer, your warrants will remain outstanding until they expire or are exercised by their original terms, and you will not have any rights to the amended warrants.

6.	Extension of Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the offer is open and delay accepting any tendered warrants by, in addition to the procedure set forth in Section 5, giving oral or written notice of the extension to eligible warrant holders. If we extend the offer, we will continue to accept properly completed Election Forms until the new expiration date.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the offer and to postpone our acceptance of any tendered warrant upon the occurrence of any of the conditions specified under Section 7, by, in addition to the procedure set forth in Section 5, giving oral or written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered warrants is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer.

Amendments to the offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to holders of warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.	Conditions of the Offer

Notwithstanding any other provision of the offer, we will not be required to accept any tendered warrants, and we may terminate or amend the offer, or postpone our acceptance of any tendered warrants, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the offer and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance of the tendered warrants:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the issuance of amended warrants, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance of the warrants tendered for amendment illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

•	delay or restrict our ability, or render us unable, to accept for amendment, some or all of the warrants tendered for amendment;

•	materially impair the benefits we hope to receive as a result of the offer; or

•
materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us including any position adopted by the Securities and Exchange Commission that this offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied upon when selling the Warrants in our private placements;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•
any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

•
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 28, 2008;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 28, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration.

In addition to the foregoing, we may waive any of the conditions to the offer, in whole or in part, at any time and from time to time prior to the expiration, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

8.	Market for Our Common Stock

The Company’s Common Stock is quoted on the OTC Bulletin Board of the Financial Industry Regulatory Authority (“FINRA”). Through October 9, 2007, the Company’s trading symbol was "MCTC." As of October 9, 2007, the Company changed its name to Amnutria Dairy Inc. and was assigned a new trading symbol of “AUDY.” On January 25, 2008, the Company changed its name to Emerald Dairy Inc. and received a new trading symbol of “EMDY.”

There has been no established market for our Common Stock and there can be no assurance that one will develop.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

9.	Source and Amount of Consideration; Description of Warrants

If we receive and accept tenders from all eligible holders of warrants, subject to the terms and conditions of this offer, those holders will be permitted to purchase at an amended exercise price an aggregate of 7,988,870 shares of our common stock for an aggregate purchase price of $16,929,805.

Description of Outstanding Warrants Subject to Offer

All of the warrants provide for the purchase of a specified number of shares of Common Stock at a designated price. They have exercise prices of $0.94, $1.50, $2.04 and $3.26. The terms of the warrants are as follows:

The $0.94 Warrants

These warrants represent the right to purchase an aggregate of 373,334 shares of Common Stock, at an exercise price of $0.94 per share. They will expire on October 9, 2010. They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”. The number of shares of the Common Stock to be deliverable upon exercise of the $0.94 warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events.

These warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder.

The $1.50 Warrants

These warrants represent the right to purchase 1,333,333 shares of Common Stock, at an exercise price of $1.50 per share. They will expire on October 9, 2009. They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”. The number of shares of the Common Stock to be delivered upon exercise of these warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events. At anytime one year following the date a registration statement covering the shares of Common Stock underlying these warrants is declared effective, we will have the ability to call the Warrants at a price of $0.01 per warrant, upon thirty (30) days’ prior written notice to the holders of the warrants, provided that closing price of the Common Stock exceeded $1.88 for each of the ten (10) consecutive trading days immediately preceding the date that the call notice is given by us.

These warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder.

The $2.04 Warrants

These warrants represent the right to purchase an aggregate of 981,591 shares of Common Stock, at an exercise price of $2.04 per share. They will expire on the third anniversary of their date of issuance. They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”. The number of shares of Common Stock to be deliverable upon exercise of these warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events.

These warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder.

The $3.26 Warrants

These warrants represent the right to purchase an aggregate of 4,907,973 shares of Common Stock, at an exercise price of $3.26 per share. They will expire on the second anniversary of their date of issuance. They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”. The number of shares Common Stock to be deliverable upon exercise of the Warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events. At anytime one year following the date a registration statement covering the shares of Common Stock underlying these warrants is declared effective, we will have the ability to call these warrants at a price of $0.01 per warrant, upon thirty (30) days’ prior written notice to the holders, provided that, the closing price of the Common Stock exceeded $4.08 for each of the ten (10) consecutive trading days immediately preceding the date that the call notice is given by us.

These warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder.

Description of Warrant Amendments

The only amendments offered to eligible warrant holders relate to the exercise price, the deletion of the provision that holders may not exercise their warrants if the exercise will cause them and their affiliates to hold an aggregate of more than 9.9% of the outstanding shares of Common Stock and the requirement that the exercise price be paid in cash and the warrants may not be exercised in a cashless exercise. These amendments are valid only during the term of this Offer to Amend and Exchange and will be ineffective once the offer expires or is terminated by us. The applicable cash exercise price and the number of warrants that must be tendered in order for a holder to receive one share of our common stock will depend on the current exercise price applicable to the outstanding warrant. A table describing the reduced cash exercise price and the number of warrants that must be tendered (if the holder desires to use the cashless exercise method of payment) for one share of common stock by class of warrant is set forth in Section 1 of this Offer to Amend and Exchange.

We would expect that holders electing to tender their warrants in our offer will do so with respect to all of their warrants. To the extent, however, that holders do not tender all of their warrants, the terms of their original warrants including exercise price, manner of exercise, expiration date, manner of transferring ownership, provisions for adjustments to exercise price and all other terms of the outstanding warrants will remain unchanged.

10.	Information Concerning Emerald Dairy

Our Company

We manufacture, package and sell milk powder, soybean milk powder and rice cereal, which we market under two brands: “Xing An Ling,” which is designed for low-end customer, and “Yi Bai”, which is designed for middle and high-end customer. Our business is conducted through our wholly-owned Chinese subsidiaries Heilonjiang Xing An Ling Dairy Co. Limited and Heilongjiang Beian Nongken Changxing Lvbao Dairy Limited Liability Company.

Corporate Information

We were incorporated in Nevada under the name Micro-Tech Identification Systems, Inc. on September 24, 1986. For the past several years, our primary business operations involved seeking the acquisition of assets, property, or businesses that may be beneficial to the Company and our shareholders.

On October 9, 2007, American International Dairy Holding Co., Inc., a Nevada corporation (“AIDH”) became our wholly-owned subsidiary when it merged with our wholly-owned subsidiary, which was organized for the Merger. Immediately following the Merger, we succeeded to the business of AIDH as our sole line of business, and changed our name to Amnutria Dairy Inc. On January 25, 2008, we changed its name to Emerald Dairy Inc.

AIDH was organized pursuant to the laws of the State of Nevada on April 18, 2005, for the purpose of acquiring the stock of Heilonjiang Xing An Ling Dairy, Co. On May 30, 2005, AIDH acquired Heilonjiang Xing An Ling Dairy Co. Limited, (“XAL”), a corporation formed on September 8, 2003 in Heilonjiang Providence, The People’s Republic of China. This transaction was treated as a recapitalization of XAL for financial reporting purposes. The effect of this recapitalization was rolled back to the inception of XAL for financial reporting purposes.

Prior to September 23, 2006 XAL owned approximately 57.7% of Heilongjiang Beian Nongken Changxing LvbaoDairy Limited Liability Company (“LvBao”), with the remaining balance being held by AIDH’s sole shareholder. On September 23, 2006, the remaining 42.3% ownership in LvBoa was transferred to XAL and was treated as an additional capital contribution. The effect of this contribution by the sole shareholder was rolled back to September 8, 2003 for financial reporting purposes.

All of the business of AIDH is conducted through AIDH's wholly-owned subsidiary, XAL, and XAL's subsidiary, LvBao.

Our offices are located at 11990 Market Street, Suite 205, Reston, Virginia 20190, telephone number (703) 867-9247.

For financial statements and additional information about us, please refer to our Annual Report on Form 10-KSB for the year ended December 31, 2007, and any Current Reports on Form 8-K that we file with the SEC.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock

As of the date of this Offer to Amend and Exchange, none of our executive officers or directors hold outstanding warrants which are eligible for amendment pursuant to this offer.

To the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the warrants during the past 60 days. In addition, except as otherwise described below, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). We do not have any stock option, bonus, profit sharing, pension or similar plans for our employees.

On February 12, 2008, we filed a Registration Statement on Form S-1 (Registration No. 333-149201) and on February 14, 2008, we filed Amendment number 1 to such registration statement. The registration statement was filed for the purpose of registering the resale of all of the Common Stock underlying the warrants which are the subject of this Offer to Exchange and Amend. The registration statement has not yet been declared effective.

12.	Legal Matters; Regulatory Approval

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the warrants as contemplated herein. Our obligation under the offer to accept any tendered warrants is subject to conditions, including the conditions described in under Section 7.

13.	Certain Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax considerations, under current law, relating to the exchange and exercise of your warrants pursuant to the Offer to Amend and Exchange. This summary does not address all potentially relevant U.S. federal income tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax issues discussed in this summary, and there can be no assurance that the IRS will not successfully challenge the conclusions reached herein.

This summary is limited to holders who hold their warrants or common stock as capital assets. This summary also does not address the tax considerations arising under the U.S. federal estate or gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	qualified retirement plans, individual retirement accounts, and other tax-deferred accounts;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than five percent of our Company;

•	certain former citizens or long-term residents of the U.S.;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	real estate investment trusts and regulated investment companies;

•	persons who hold the warrants, amended warrants or common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons that hold or acquire the warrants, amended warrants or common stock as compensation for services; or

•	persons deemed to sell the warrants, amended warrants or common stock under the constructive sale provisions of the Code.

In addition, if a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partnership and each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships which hold the warrants or common stock, and partners in such partnerships, should consult their own independent tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, TAX ADVICE TO ANY HOLDER OF WARRANTS OR COMMON STOCK, AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER IS MADE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF WARRANTS FOR AMENDED WARRANTS AND SUBSEQUENT EXERCISE, ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of warrants. Certain consequences to “Non-U.S. Holders” of the warrants are described under “Consequences to Non-U.S. Holders” below. “U.S. Holder” means a beneficial owner of a warrant that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the U.S.;

•
a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, or partnership or other entity taxable as a partnership for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Exchange of Warrants for Amended Warrants

Although the issue is unclear, and we have not sought or received an opinion on the U.S. federal income tax consequences of the exchange of warrants for amended warrants, we intend to take the position that an exchange of warrants for amended warrants will constitute a recapitalization for U.S. federal income tax purposes. Under this treatment, (i) a U.S. Holder who exchanges warrants for amended warrants will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange, and (ii) such U.S. Holder’s tax basis in the amended warrants received will be equal to the U.S. Holder’s tax basis in the warrants exchanged therefore.

Because the U.S. federal income tax consequences of the exchange of warrants for amended warrants is unclear, there can be no assurance in this regard and alternative characterizations are possible that would require U.S. Holders to recognize taxable income. If our treatment of an exchange of warrants for amended warrants were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to U.S. taxation in accordance with the rules described below under “Consequences to U.S. Holders—Dispositions of Common Stock” In addition, under this treatment, a U.S. Holder’s tax basis in the amended warrants received would be equal to the fair market value of the amended warrants on the date of the exchange.

Exercise of Amended Warrants

Upon the exercise of an amended warrant, a U.S. Holder will not recognize gain or loss and will have an adjusted tax basis in the common stock acquired pursuant to such exercise equal to such U.S. Holder’s tax basis in the amended warrant plus the exercise price for such amended warrant. The holding period for such common stock so acquired will generally commence on the day after the date of exercise of the amended warrant.
Distributions on Common Stock

Distributions made with respect to the common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that a distribution exceeds our earnings and profits, it will be treated as a nontaxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock and the excess, if any, will be treated as capital gain.

Dispositions of Common Stock

Upon the sale or other disposition of the common stock, a U.S. Holder will be required to recognize capital gain or loss equal to the difference between the amount realized on the disposition of the common stock and the U.S. Holder’s tax basis in the common stock. Such gain or loss would be long-term capital gain or loss unless the common stock has been held for less than one year, in which case such gain or loss would be short-term capital gain or loss. Short-term capital gain is generally subject to taxation as ordinary income, while long-term capital gain may qualify for a preferential tax rate if the U.S. Holder is an individual.

Information Reporting and Backup Withholding

Certain U.S. Holders participating in the exchange of warrants for amended warrants may be required to (i) file a statement with such U.S. Holder’s federal income tax return for the year in which the recapitalization takes place and, (ii) maintain permanent records containing the information set forth in the statement. The statement must provide certain information relating to the existing warrants (including basis information) and the new warrants that you receive in exchange for the existing warrants. U.S. Holders should consult their own tax advisor regarding any U.S. federal income tax filing requirements associated with the transactions described herein.

A U.S. Holder may be subject to a backup withholding tax (up to 31%) when such holder receives dividends on common stock or proceeds from the sale or other disposition of warrants or common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding tax if such holder is not otherwise exempt and such holder (i) fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends; or (iv) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of warrants. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a warrant that for U.S. federal income tax purposes is not a U.S. Holder.

Exchange of Warrants for Amended Warrants

Although the issue is unclear, and we have not sought or received an opinion on the U.S. federal income tax consequences of the exchange of warrants for amended warrants, we intend to take the position that an exchange of warrants for amended warrants will constitute a recapitalization for U.S. federal income tax purposes. Under this treatment, (i) a Non-U.S. Holder who exchanges warrants for amended warrants will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange, and (ii) such Non-U.S. Holder’s tax basis in the amended warrants received will be equal to the Non-U.S. Holder’s tax basis in the warrants exchanged therefore.

Because the U.S. federal income tax consequences of the exchange of warrants for amended warrants is unclear, there can be no assurance in this regard and alternative characterizations are possible that may require Non-U.S. Holders to recognize taxable income. If our treatment of an exchange of warrants for amended warrants were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging Non-U.S. Holders may be subject to U.S. taxation in accordance with the rules described below under “Consequences to Non-U.S. Holders—Dispositions of Common Stock.”

Exercise of Amended Warrants

Upon the exercise of an amended warrant, a Non-U.S. Holder will not recognize gain or loss and will have an adjusted tax basis in the common stock acquired pursuant to such exercise equal to such Non-U.S. Holder’s tax basis in the amended warrant plus the exercise price for such amended warrant. The holding period for such common stock so acquired will generally commence on the day after the date of exercise of the amended warrant.

Distributions on Common Stock

Any distribution on common stock to a Non-U.S. Holder will generally be subject to U.S. federal income tax withholding at a rate of 30%, unless (i) a lower rate is provided by an applicable tax treaty or (ii) the distribution is effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder, in which case the distribution may be subject to graduated U.S. federal income tax as if such amounts were earned by a U.S. Holder and, for corporate Non-U.S. Holders, may also be subject to an additional 30% branch profits tax (or a lower rate provided by an applicable tax treaty). For either of these exceptions to apply, the Non-U.S Holder may be required to provide a properly executed certificate claiming the benefits of a treaty or exemption.

Dispositions of Common Stock

Except as described below and subject to the discussion concerning backup withholding, a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax with respect to any gain realized upon the sale of common stock. Further, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any such gain unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the warrant or common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of disposition, (iii) the Non-U.S Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, or (iv) the common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition of such Non-U.S. Holder’s holding period for such common stock. We do not believe we are or will become a USRPHC for U.S. federal income tax purposes.

A Non-U.S. Holder described in clause (i) above will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in clause (i) above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder described in clause (ii) above will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though such Non-U.S. Holder is not considered a resident of the U.S.). A Non-U.S. Holder should consult any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Certain Non-U.S. Holders participating in the exchange of warrants for amended warrants may be required to (i) file a statement with such Non-U.S. Holder’s federal income tax return for the year in which the recapitalization takes place and (ii) maintain permanent records containing the information set forth in the statement. The statement must provide certain information relating to the existing warrants (including basis information) and the new warrants that you receive in exchange for the existing warrants. Non-U.S. Holders should consult their own tax advisor regarding any U.S. federal income tax filing requirements associated with the transactions described herein.

Generally, we must report annually to the IRS the amount of dividends paid to you on common stock and gross proceeds paid to you on any sale or other disposition of warrants or common stock, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

Payments of dividends on common stock or of proceeds on the sale or other disposition of common stock or warrants made to you may be subject to information reporting and backup withholding unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

CIRCULAR 230
TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF WARRANTS OR COMMON STOCK ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES IN THIS TENDER OFFER MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UP BY SUCH HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS ADDRESSED HEREIN; AND (C) EACH HOLDER OF A WARRANT OR COMMON STOCK SHOULD SEEK ADVICE BASED ON HIS, HER OR ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

14.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of warrants pursuant to the offer.

15.	Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend and Exchange is a part. This Offer to Amend and Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your warrants:

•	our Annual Report on Form 10-KSB for the year ended December 31, 2007 , filed with the SEC on April 15, 2008.

•	the description of our capital stock contained in our Current Report on Form 8-K filed November 7, 2007, including any amendments or reports filed for the purpose of updating that description.

These filings and other information about us can be inspected and copied at prescribed rates at the SEC’s public reference room at 100 F Street, N.E., N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC’s site on the Internet’s World Wide Web, located at http://www.sec.gov.

We will provide without charge to each person to whom a copy of the Offer to Amend and Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Jeffrey Rinde, 1540 Broadway, 24th Floor, New York, NY 10036, telephone No.: (212) 751-4300.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Amend and Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Amend and Exchange should be read together with the information contained in the documents to which we have referred you.

16.	Forward-Looking Statements

This Offer to Amend and Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements include, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “projects,” and other words of similar import or the negative of those terms or expressions. Such forward-looking statements, including our expectations related to the availability of financing and other factors, may cause the actual results, performance or achievements of Emerald Dairy to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those set forth in such forward-looking statements as a result of the “Risk Factors” described in our Annual Report on Form 10-KSB filed April 15, 2008, and other risks detailed in our reports filed with the SEC and those contained in this memorandum under the heading “Certain Risks of Participating in the Offer.”

17.	Miscellaneous

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your warrants pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and Exchange, the Election Form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.